Exhibit 10.40

March 19, 2009

Steve Van Dick

Hansen Medical, Inc.

800 East Middlefield Road

Mountain View, CA 94043

Dear Steve,

I hereby request that the cash fees due to me for my service as a non-employee director of Hansen Medical, Inc. (the “Company”) during the 2009 calendar year be reduced by 15%. This applies to each annual retainer and meeting fee due to me, whether for my service as a non-employee director generally or for my service on any committee of the Company’s Board of Directors.

Very truly yours,

/s/ CHRISTOPHER P. LOWE
Christopher P. Lowe